Exhibit 99.1

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

FLE - Q2 2004 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Dec. 08. 2003 / 10:30AM PT
Event Duration: 1 hr 21 min

CCBN StreetEvents	streetevents@ccbn.com	617.603.7900	www.streetevents.com

FLE - Q2 2004 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises - Director of Investor Relations

Ed Caudill

Fleetwood Enterprises - President, Chief Executive Officer

Boyd Plowman

Fleetwood Enterprises - Chief Financial Officer

Chris Braun

Fleetwood Enterprises - Senior Vice President of RV Group

Jim Smith

Fleetwood Enterprises - Controller

Roger Howsmon

Fleetwood Enterprises - Senior Vice President of Housing Group

CONFERENCE CALL PARTICIPANTS

Michael Millman

Millman Research Associates - Analyst

Barbara Allen

Natexis Bleichroeder - Analyst

Bill Gibson

Nollenberger - Analyst

Barry Vogel

Barry Vogel & Associates - Analyst

John Diffendal

BB&T Capital Markets - Analyst

Derek Wenger

Jeffries & Co. - Analyst

Arieh Coll

Eaton Vance - Analyst

Eliott Glazer

DuPasquier & Co. - Analyst

Chris Cook

Zazove - Analyst

Eddie Sharpe

Sharpe Associates - Analyst

PRESENTATION

Operator

At this time, I would like to welcome everyone to the second-quarter financial results for Fleetwood Enterprises, Inc. conference call. (OPERATOR INSTRUCTIONS). Thank you. Miss Munson, the Director of Investor Relations, you may begin your conference.

Kathy Munson - Fleetwood Enterprises - Director of Investor Relations

Good day and welcome to Fleetwood Enterprises’ conference call for the second quarter of fiscal 2004. I am Kathy Munson, Director of Investor Relations.

Before we start, there are a few housekeeping items. First, we hope that all of you have accessed, via the Internet or facsimile, this morning’s news release announcing Fleetwood’s results for its second quarter ended October 26, 2003. The Company’s 10-Q was also filed this morning.

This call is being broadcast live over the Internet at www.Streetevents.com and www.fulldisclosure.com and is accessible from our own Website, www.fleetwood.com.

A replay of the call will be available at each site shortly after the end of this call. The call is also being taped. If you have any questions about accessing any of this information, please call the PondelWilkinson Investor Relations office in California at 323-866-6060 after the conference call.

Finally, please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements. These statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors identified in the Company’s 10-K and other SEC filings.

These risks and uncertainties include, without limitation, the following items — the cyclical nature of both the manufactured housing and recreational vehicle industry; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of changes in consumer confidence levels; continued acceptance of the Company’s products; expenses and uncertainties associated with the introduction and manufacturing of new products; the availability of manufactured housing wholesale and retail financing in the future; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies.

Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which do speak only as of today’s date.

The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements the may result from changing circumstances or unanticipated events.

With that in mind, let’s move onto today’s call. Ed Caudill, President and Chief Executive Officer, will provide an overall picture of our business and outlook. Then Boyd Plowman, Executive Vice President and Chief Financial Officer, will detail our financial results. Then we will address your questions.

The other Fleetwood executives that are available to help answer your questions today are Roger Howsmon, Senior Vice President of our Housing Group, and Chris Braun, Senior Vice President of our RV Group, as well as Lyle Larkin, Vice President and Treasurer, and Jim Smith, Vice President and Controller.

I will now turn the call over to Ed Caudill, Fleetwood’s President and CEO. Ed?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

Thanks, Kathy. Again, welcome to our second-quarter earnings conference call. We’re pleased to report our second consecutive quarter of profitability. This is an important milestone for our company, especially as it represents a step towards a key corporate goal of consistent, sustained profitability.

In the second quarter of fiscal 2004, we generated net income of $3.8 million, or 10 cents per diluted year. At the operating income line, we earned $15.3 million, an increase over last year’s second-quarter opening income of 15.1 million. Each of our five manufacturing divisions generated operating profits.

Recreational vehicle revenues for the second quarter increased 14% from $395.8 million to 450 million, with significant increases in motor homes and travel trailers, but another drop in folding trailers. These numbers are consistent with industry trends in all three categories, but we believe our motor home revenues are growing faster than the industry, as evidenced by our continued growth in market share.

As for manufactured housing, the good news is that the bad news isn’t so bad. Revenues in the second quarter were down year over year, but only by 8% to 214.3 million compared to last year’s $234.1 million. That includes $70 million of retail sales from company-operated sales centers, which were virtually flat to last year. We were profitable in the manufacturing division once again with operating income of $6.2 million, a significant increase from last year’s 2.5 million.

Our results for the first six months of the fiscal year 2004 reflect that our strategic initiatives are beginning to yield demonstrable financial results, but our work is far from over.

We thought it would be helpful for us to review our initiatives with you and to discuss our specific goals and accomplishments for the quarter and objectives, going forward. Boyd and I will also recap the recent National RV Show in Louisville and then provide our perspective on the outlook for our industries and the Company specifically. Finally, Boyd will provide detailed information behind the financials and we will answer any of your questions.

The strategy of Fleetwood Enterprises is to provide quality, innovative products that have a high value quotient in both of our industries, with an emphasis on innovation in recreational vehicles and on strengthening vertical integration in our manufactured housing business. Our corporate and financial initiatives are to improve long and short-term profitability, increase gross margins, strengthen the balance sheet and attain management excellence.

Let me talk for a moment about management excellence. Recently, we acknowledged superior performance by promoting two of our vice presidents, Len McGill and Larry Mace, to Senior Vice President in recognition of their contributions and our confidence in their abilities. Larry Mace is now Senior Vice President of Supply and Materials and Len McGill is a Senior Vice President of Corporate Finance and Chief Governance Officer.

At about the same time Chuck Wilkinson left the Company — Chuck was a Fleetwood veteran who made many contributions to this company during the 17 years he worked with us. The operating group heads — Chris Braun, Roger Howsmon and Larry Mace — now report directly to me and I intend to play an even more active role in ensuring that the operational objectives are being met. Both Chris and Roger are on the call with us today and the investment community will be hearing more from them directly in the future.

We intend for this flatter structure to increase accountability and encourage innovation and quick action. Both groups must move rapidly to address changing market conditions, strategic opportunities and shifting customer preferences. We’re stead-fastly committed to swift and aggressive responsiveness to the market.

On the operational side, I will address our RV Group first and then the Housing Group. A core initiative in the RV Group is product development and innovation, which involves quickly adapting to customer requests and changing needs. To help in this endeavor, we just brought on a new Vice President of Engineering, David Warren, which adds new talent to the team. Fleetwood has the broadest range of products of any manufacturer and we believe that this is a big plus with our dealers.

Fleetwood introduced a number of new products at last week’s annual RV show in Louisville. Our all-new luxury gasoline-

powered Pace Arrow has the exterior look of a diesel coach and inside has five inches of additional ceiling height, and it comes with a triple-slide option that provides significantly more living space. One of hits of the show was a Pace Arrow floor plan with a side hallway, which allows for more privacy in the bedroom as well as a larger bathroom. We also introduced the Gearbox, our toy hauler, to our East Coast dealers who have been anxious to sell it for the past few months while it was only available on the West Coast. We also generated great excitement with our new luxury fifth wheels, Pride & Triumph, each of which has an option for an entertainment center and a fireplace both in the spacious living room and in the bedroom.

A second initiative is continued focus on diesel motor homes and fifth wheel trailers — market segments where there’s a lot of growth as well as higher margins. Our market share in both segments has been trending up significantly. Functionality, dependability and attractiveness are key. Knowledge of these factors drives our innovation, so, for example, we continue to ask our customers what they want to take on the road with them and then invent better, more accessible ways to store those things.

A third initiative on the RV side is to accelerate the formation of strategic alliances that will drive new business and reduce costs. Last week’s RV show was also our platform for announcing a number of strategic partnerships. Goodyear tires, for instance, has spent five years developing a superior RV tire and we’re pleased to offer their tires on all of our RV models. We also revealed a new relationship with Bombardier Capital as a preferred provider of wholesale financial services for our dealer community. Finally, we announced a promotional partnership with Procter & Gamble for the new Prilosec product. Watch for the purple Southwind in P&G’s ads.

The final key initiative in the RV Group is to reduce costs and optimize manufacturing efficiencies in order to maximize profitability. Overall, we’ve done a good job in the Group with this initiative but the travel trailer division is still struggling with a number of issues related to new product innovations of the past year. Some mistakes were made because of the sheer volume of changes we made to our products. We undertook a major revamp of more than 60% of this division’s products. Since then, sales volumes have validated our actions but we also underestimated many extra hours it would take to build each trailer with all the new amenities, made some miscalculations about the best plants in which to build the various products and didn’t foresee some of the material cost increases that kept us from reaching our target gross margins.

We are addressing these issues and while all of our history didn’t prevent us from making the mistakes, we’re confident that the vast experience of our associates will give us an advantage in fixing them. Meanwhile, we are excited about the many new product enhancements that we introduced at Louisville and we look forward to continued success in regaining market share and improving profitability.

Most industry experts, including those at Fleetwood, expect 2004 to be another excellent year for recreational vehicle sales. The demographics continue to be phenomenal. Nevertheless, one caveat is that, as luxury items, our industry is susceptible to the postponement of buying decisions if consumer confidence declines. We’re happy to note, however, that that trend appears to be the opposite going into 2004, barring any major international conflicts.

Now, let’s turn our attention to the Housing Group. While product innovation is still encouraged in the Housing Group, our interest has been on cost reduction by consolidating company-wide purchasing and slashing overheads. This has been successful in the manufacturing division, as evidenced by our ability to break even at 50% capacity. Now that we’ve been running in the 60% range for two quarters, you can begin to see what we see — the potential for a very profitable division once the industry truly turns around. Similar cost-cutting moves in the retail division have helped us to limit the losses despite sales that continue to decline due to the retail financing environment.

Vertical integration is another critical initiative in the Housing Group. The first move beyond our traditional manufacturing business was to establish our retail division, which is now made up of 132 Fleetwood retail stores. The next step was HomeOne Credit Corp., Fleetwood’s housing finance unit. We’re well underway with the ramping up of HomeOne. Our discussions with a warehouse lender are continuing and we expect to announce a warehouse line of credit in the very near future.

As for the manufactured housing industry outlook, improvements developing in the retail financing environment and a continued decline in competition with repossessed houses lead us to believe that calendar 2004 will be better than 2003 for the entire industry. That doesn’t mean that we expect to see a huge rebound in calendar 2004, but we do anticipate that industry shipments will improve over calendar 2003.

At the risk of boring many of you, we’re going to lay out some recent history for the benefit of some new and potential investors who may know the RV industry but need more background regarding the conditions in the manufactured housing industry. The reason for the downturn is not a lack of consumer demand; manufactured homes represent a tremendous value at a time when the cost of site-built housing is out of the reach of many Americans, and we continue to see a lot of traffic at both independent retailers and at our own retail stores. But we’re suffering the aftereffects of an oversupply of loans back in the late ‘90s.

Additionally, most manufactured homes have been purchased as personal property, using chattel loans, rather than as real estate through mortgage loans. The lenders who have serviced this industry for the past 50 years have tended to specialize in these types of loans. Ready access to asset-backed securities markets in the late ‘90s led to intense competition and poor decision-making, as a number of lenders packaged loans and resold them as quickly as possible using gain-on-sale accounting. Their financial results looked tremendous until the loans that were made using inadequate underwriting standards began to fail. As the quantity of bad loans came to light, the pricing on the ABS market became less favorable, some lenders had to restate results, and many homes were repossessed.

As time has gone on, the largest lender in our industry declared bankruptcy, several others ceased making manufactured housing loans, and still others responded by over-tightening their credit standards, further constricting the flow of money. As a result, many of our traditional customers have not been able to get financing for a chattel loan and the quantity of repossessed homes continues to create competition for the industry’s new homes.

Having said all of that, there are positive signs for the near future. Inventories of repossessions have been trending downwards, new lenders are making moves to begin making chattel loans and we have been successfully ramping up our own finance company, HomeOne Credit Corp. We believe that, while recovery will likely occur slowly, calendar year 2003 will represent the low point in industry shipments. Meanwhile, we are very proud of our manufacturing operations, as they have remained profitable throughout most of this downturn. We are very well positioned to take advantage of any upturn in the market.

With that, Boyd Plowman, our CFO, will further discuss our financial results. Boyd?

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

Thank you, Ed. I will begin with some overarching comments about some successes and challenges in our business units and then delve more deeply into the numbers.

As most of you know, Fleetwood has a long history of financial success. Of our 53 years of business, these past four fiscal years have been the most difficult. Some of our challenges, primarily in the Housing Group, have been largely beyond our control. Our strategy has been to fix what we could and to act as aggressively as possible to mitigate the impact of those factors that were out of our control. For the most part, we have been successful.

Our motor home division continued its strong performance this quarter with improving market share, revenues and operating profits. We are encouraged by the return to profitability of our folding trailer division; this was accomplished despite declining sales for that industry segment and the distractions of an unanticipated but necessary branding change. We believe both of these businesses are well positioned to participate in the projected growth of the RV industry.

The manufacturing division of our Housing Group also performed well. As Ed said, we have proven that we can break even while running at just 50% capacity. This quarter, we earned $6.2 million at an average of 63% capacity utilization. Any increase in this business should provide a significant boost to our bottom line. We’ve done extensive work to integrate the many disparate companies that made up our Housing Group’s retail division, Fleetwood Retail Corp., or FRC. We expect that it will break even when industry-wide sales improve sufficiently. The upturn is expected to begin in 2004 and, on a percentage basis, the upturn could be significant.

Our travel trailer division had encouraging sequential increases in revenue over the past three quarters but we’re not satisfied with the level of operating income. We have created products that our dealers and retail customers are excited about, focusing on the higher end, especially fifth wheel products. Our market share has been growing in that segment ever since our new designs have been widely available, but we have run into some delays and higher-than-expected costs due to the many variables that Ed mentioned. With the new initiatives to address these issues now being rolled out under Chris Braun’s direction, we believe that margins will begin to strengthen.

Now to the numbers — as Ed indicated, for the second quarter, consolidated revenues rose 5% to $674.7 million from 641.1 million in last year’s second quarter.

Net income was $3.8 million, or 10 cents per diluted share, compared with earnings of 4.6 million, or 13 cents per diluted share, in last year’s second quarter. Last year, we had a gain of $2.6 million on the sale of property.

For the first six months of fiscal 2004, revenues increased 6% to $1.32 billion, up from 1.25 billion last year. Net income grew to $5.7 million, or 16 cents per diluted share, compared with 3.1 million, or 9 cents per diluted share, in the first six months of fiscal 2003.

We generated cash flows from operations for the quarter of $4.1 million, compared with 5.1 million last year. Significant changes in working capital items included a decrease in receivables of $6.3 million, versus an increase last year of 4.7 million and a $24.4 million increase in inventory levels, which compares with a $3.1 million increase in the second quarter of last year.

Accounts payable increased by $5.5 million, compared with a decrease of a similar amount last year.

Our cash balance was bolstered by the sale of $25 million of common stock during the quarter. At the end of the second quarter, the sum of our cash and marketable securities was

$76.6 million, $27.8 million higher than it was at the end of the prior quarter.

The primary positive factors impacting our quarterly results include the following: a 5% increase in revenues, led by higher sales of motor homes and travel trailers; a continuing shift in motor home product mix to our diesels, which have higher prices and gross margins; and lower product warranty expenses at our Housing Group.

On the other hand, our net income was negatively impacted by the following: gross profit margins declined to 18.6% from 20% in last year’s second quarter, due to lower RV margins particularly in travel trailers. There, margins fell to 13.1% from 18.5 percent. The decrease in RV gross profit margin was partially offset by an increase in gross margins in the Housing Group. Fleetwood Retail Corporation incurred a loss of $8.4 million, which was 600,000 higher than the prior year, due to incremental costs related to changes in management.

Historically, our first, second and fourth quarters have been seasonally strong. We do not anticipate that we will be profitable in the upcoming third quarter, seasonally our slowest. We said just about the same thing last year. However, this year we expect to have a much smaller loss than we did in the third quarter of fiscal 2003. We also expect to return to profitability in the fourth quarter and to be profitable for the full fiscal year.

That concludes our general remarks about operating results. We’d now like to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Michael Millman with Millman Research Associates.

Michael Millman - Millman Research Associates - Analyst

I had a couple of questions. Maybe I missed it in what you were saying, but did you say that the motor homes in the Recreational Vehicle Group had lower margins? Clearly, the Group in total had lower margins.

Also, I was interested in, at the show, whether you saw any real major differences from a standpoint, I guess, of the layman, in products.

Then thirdly, maybe you can talk a little bit about the competition, particularly in the diesel end, where very recently, Winnebago for example, has come out with some fill-in diesel products that were at the show. Thank you.

Jim Smith - Fleetwood Enterprises - Controller

Michael, I will answer the margin question related to RVs and then let Ed or Boyd or Chris discuss the Louisville show.

On the gross margins, the comment was made that RV margins were lower this quarter versus one year ago primarily due to the towable products: that’s travel trailers and folding trailers. Most of that is due to travel trailers.

As you know, about one year ago, we introduced the 2004 models. That represented about 50% of our total product offerings — it’s about 60 models, but then you’ve got to multiply that by a factor of three because it’s the Prowler, the Wilderness and Terry. We’ve experienced inefficiencies and overtime in labor over the past three quarters because of that breadth and depth of that change.

The travel trailers — as we go through and introduce new models over the last three quarters, we’ve found that we can’t cycle the new products through the line fast enough and so that our associates’ learning curve isn’t what you would have on a normal situation. Once they’ve seen them run through the lines several times. Compounding that is also that, this past quarter, 61% of our shipments were .fifth wheels, and fifth wheels are larger and more complex and include more slide-outs. Those factors negatively impacted our gross margins in the second quarter with the travel trailer plants.

We were about 93% efficient in the second quarter, and that’s about the same efficiency level we were at, at the end of the first quarter; it just so happened that the fifth wheels were a little bit more difficult than what we anticipated, so we didn’t get the efficiencies we thought we were going to.

Michael Millman - Millman Research Associates - Analyst

I’m still a little unclear as to, just looking at the motor homes, whether, year-over-year, the margins were lower as well.

Jim Smith

Motor home margins were just slightly lower.

Michael Millman - Millman Research Associates - Analyst

That was because the problems in —?

Jim Smith

Now, it was also related to product introductions. We introduced... the Pace Arrow was new and that created some — not inefficiencies — we were efficient at all of our plants, but it did create some overtime. We also produced an incremental number of Class C products in this past quarter, along with two other — they’re basically sister products — Flair and Storm. So, with those new models, we did experience about three tenths of erosion on our motor home gross margin.

Chris Braun - Fleetwood Enterprises - Senior Vice President of RV Group

The American Eagle introduction also carried over into the month of August with additional costs.

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

Michael, also, there was an industry-wide issue and we had to ship from Ford chassis our low-end gas to Work Horse, which is a significant cost increase, and we weren’t able to capture all of that. Ford had a problem with delivering their chassis for a good portion of that quarter, so really it’s a combination of a lot of different things.

I wanted to address your Louisville question. First, on diesels, we saw the new Winnebago diesels at the show and they were attractive but I think if you look at stat surveys, we’re continuing to gain share in the diesel market. I think if you did get around to see our booth, you saw some pretty exciting diesel products, especially in our Discovery line, which continues to be the number one diesel, and the Revolution line, which continues to gain share now in Stat Surveys as far as diesels go. So we feel real good about our diesel products, but also Winnebago is good competition and they did have some interesting-looking product there. We haven’t seen much impact from it yet but they are a good company; I’m sure they will be very competitive.

As far as the show goes in general, it was a great show for Fleetwood. Our trailer sales were up 21% over the prior year at the show and our motor home sales, without all the orders in, but coming out of the show, were up about 8 to 10% over where they were last year. The Pace Arrow was a fantastic hit and received a significant number of orders there, as well as our new Triumph and Pride high-end fifth wheel product. That product was sold out through the fourth quarter on introduction. We also received several hundred orders from our Eastern dealers for our new Toy Hauler. So it was a great show for us.

You know, looking at some of the competition, we saw a lot of innovative things. Market acceptance is really, I guess, to be proven over time. Some of the Thor stuff that was done with a little Caravan and a special unit for the Pathfinder were interesting as well as some full body paint on some carriage fifth wheels and some other innovations we saw there, but overall, we thought it was a great show for Fleetwood.

Michael Millman - Millman Research Associates - Analyst

Thanks very much, Ed.

Operator

Barbara Allen of Natexis Bleichroeder.

Barbara Allen - Natexis Bleichroeder - Analyst

I have a number of questions. I don’t what to hog the call, so after I do some of them, I will get back in line again, okay? Could you specify for me the market shares that you have, year-to-date? I have you as motor homes in 2002, you were 17.7 percent. Where are you now?

Chris Braun - Fleetwood Enterprises - Senior Vice President of RV Group

The motor home market share right now is at 17.9% on a retail basis.

Barbara Allen - Natexis Bleichroeder - Analyst

Is that through September or October?

Chris Braun

That’s through September.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay. Travel trailers — I had you at 13.4 percent. You were in third place last year.

Chris Braun

Through September, we are at 13.0% retail.

Barbara Allen - Natexis Bleichroeder - Analyst

Is it your sense that that has improved since then? If so, why?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

There’s a couple of things, Barbara. First, we’ve seen some real growth in our fifth wheels. I think stat survey shows, through September, around 30% in fifth wheels. We have, I think, pretty close to maintained share in conventionals in a rapidly rising conventional trailer market. The market itself is up 16% and our market share is a tenth or two down from where it was a year ago but it is up significantly overall with a rising market. We realize we have still got some work to do on our conventional trailers, but they still are fairly well accepted.

Chris Braun

I will just further comment on that. Ed mentioned our new Toy Hauler that’s been produced just in the Southwest so far. In January of next year, we will begin production of that travel trailer product in the Northeast, which should help our travel trailer market share.

Barbara Allen - Natexis Bleichroeder - Analyst

It hauls toys? Is that really what it is?

Ed Caudill

It’s off-road equipment like motorcycles and ATVs and that sort of thing.

Barbara Allen - Natexis Bleichroeder - Analyst

Now I understand. I can see why you did it in the Southwest; they do a lot of that here.

Ed Caudill

Well, we found a real market for it in the East too, and the Midwest, Barbara, and our dealers back there really responded well at the show, enough to where we are able to start building it back in one of our eastern plants.

Chris Braun

It’s also known as a lifestyle support vehicle and our brand name is the Gearbox.

Barbara Allen - Natexis Bleichroeder - Analyst

Lifestyle support — it sounds like a moon thing. Folding trailers — I had you at 42.7 percent. You were first by a significant amount and it does sound like the industry — that part of the industry — has turned more positive.

Ed Caudill

A little bit but not a lot, Barbara. We are still at about the same market share, around 42 percent, but the market itself is still down significantly. I think, through the last quarter I saw, which was September, the industry was down somewhere around 23 or 24% year-to-date. We’re seeing a little bit of improvement but not a lot. That’s really the segment that responds latest in the cycle. And as the entry-level participant in RVing gets a little healthier — and that’s the segment of the economy that’s improving the slowest — and we get little more consumer confidence, we expect that business to respond.

But the Company has done very well, it’s holding onto its share all through this downturn and we don’t really see a whole lot of change there.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay. Total for the full-year — I had you at 18.2 percent; that was second place. Where do you stand now?

Ed Caudill

With Winnebago and motor homes?

Barbara Allen - Natexis Bleichroeder - Analyst

Just the total RVs? I just took it out of your annual report.

Ed Caudill

It’s really whether you look at units or dollars. I don’t understand the whole question. Because we typically report — I think Thor builds more units but in total, as far as the RV business on a revenue basis, we are the largest. So, the 18.2 — is that just motor homes and trailers or motor homes —?

Barbara Allen - Natexis Bleichroeder - Analyst

No, it came out of your annual report and it says —.

Kathy Munson - Fleetwood Enterprises - Director of Investor Relations

Barbara, I will call you with that later. I’ve got those stats in my office.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay, that’s total RVs in units I assume.

My second question has to do with the retailing segment of manufactured housing. You actually had something like $12 million more revenues this quarter than you did the preceding quarter, but you lost about the same amount of money. Could you expand on the reasons for that? I was a little puzzled when you said increased costs due to a change in management there.

Jim Smith - Fleetwood Enterprises - Controller

Barbara, this is Jim. I think you are mistaken. Our revenues for retail was about 69.7 million versus 69.9 million last year.

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

That’s year-over-year. I think Barbara is talking sequentially.

Jim Smith - Fleetwood Enterprises - Controller

I’m sorry, you’re going from October to July?

Barbara Allen - Natexis Bleichroeder - Analyst

Yes, I don’t usually do that but in the July quarter, you had 12 million fewer revenues but you actually posted about the same loss and so this time, we went up in revenues compared to that. That was what I was puzzled about.

Boyd Plowman

In part, there were some severance expenses related to the management changes that were made there. That was a fairly significant item in that relatively small change.

Roger Howsmon - Fleetwood Enterprises - Senior Vice President of Housing Group

Barbara, we also had a significant promotion regarding aged inventory that had some impact on the financials.

Barbara Allen - Natexis Bleichroeder - Analyst

I will get back in line and let other people ask questions. Thank you.

Operator

Bill Gibson with Nollenberger Capital Partners.

Bill Gibson - Nollenberger - Analyst

One in each division — manufactured housing — I know, Ed, you said you were getting inquiries from other lenders. Are there some potentially people of the caliber of U.S. Bancorp or new lenders in that category that we potentially can see entering this market?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

Yes, there are. Some of them it’s too early to talk about, Bill. You know, not to dance over the same ground, but GMAC has just really made loans to communities; they haven’t actually gotten active in the chattel but they tell us they still are coming. It’s going a little bit slow but they have been very cautious.

Then there have been other lenders that have said they are looking at getting back into the business. One is part of Conseco. They are looking at their re-entry into the market sometime next year; we’re hearing that. Then obviously the recapitalization of Origin has helped financing in the business. Beyond that, anything we say would be conjecture but at least the current status is — and actually one of the things we’ve been pleasantly surprised about is that U.S. Bancorp did come in. They seem to be a little more aggressive but prudently, financially cautious. But we expected they would probably come in and mostly write 700 FICO paper but they seem to have been a little more aggressive than that.

Then in our own situation, we are actually running a trial with some of our independent retailers through HomeOne and looking at the opportunity, as we add more capitalization to warehouse lines, to potentially do more independent retail financing, especially with our Pinnacle dealers.

Bill Gibson - Nollenberger - Analyst

Okay. Any change in your relationship with Clayton, particularly with them buying Oakwood?

Ed Caudill

I can answer that question too. I think we are their biggest supplier, or close to it. We still have an excellent relationship with them. We don’t do anything with them on the financial side, but we are a supplier and they like Fleetwood homes and still have 25-plus exclusive Fleetwood centers. We met with them; our management met with Clayton as recently as a week ago, talking about our business relationship and it appears to be strong.

Bill Gibson - Nollenberger - Analyst

Any chance of expanding, or a relationship on the financial side? I guess of all the players, they are the guys with access to capital.

Ed Caudill

They haven’t been very forthcoming there — (LAUGHTER). Anything I would give you there would be misleading. So, they actually have been a good purchaser of our homes and that’s kind of where we are at with them.

Bill Gibson - Nollenberger - Analyst

In terms of HomeOne, what’s sort of the timeline for ramping that up to, say, 5 million in quarterly originations?

Boyd Plowman

We are actually beyond that point now, Bill. We are running over 10 million at this point and that ramp up has been gradual and in part, that’s been because a warehouse line has not been in place. As Ed mentioned, we expect that warehouse line will be finalized really within the month. So, that will permit us to grow that a little more rapidly, although continue to be, obviously, a controlled ramp-up.

Bill Gibson - Nollenberger - Analyst

Sure. Well, the second part of that question is looking at Fleetwood Retail and sort of expectations for enough volume through there, which would be finance driven, to get it into the black.

Boyd Plowman

Obviously, the decline in repossessed inventory, which has really been an area of great progress during this year — it’s been a painful progress, but it has occurred – and that’s, I think, one of the reasons that the prospects for new homes look much better in 2004. The movement of FRC and retailers in general toward profitability is obviously largely hinged on sales of new homes, as well as used or repossessed homes. A relatively significant percentage increase is entirely possible in 2004 on that score, and I think that really — we do need some lift from volume to get us there but that does not appear to be all that far away.

Bill Gibson - Nollenberger - Analyst

So in terms of putting together a fiscal ‘05 estimate, I should model Fleetwood retail as hopefully being profitable?

Boyd Plowman

Profitable for the full year I think would be probably an unrealistic expectation, Bill, but moving toward breakeven as the year goes on is, I think, a more likely scenario.

Roger Howsmon - Fleetwood Enterprises - Senior Vice President of Housing Group

Let me offer a couple of comments. It’s an area of focus for me and my management responsibilities. I would echo what Ed and Boyd have said in terms of, when the industry-wide sales significantly improve, naturally, that’s going to give us some lift, but we’re not waiting solely for that. Recently, we’ve made some changes in organizational structure; we have put the organization under the leadership of Wes Chancey, who’s a 30-year industry veteran and really holding, if you will, stressing accountability and focusing on what we call the sales culture.

We’ve done a significant number of things, including revising compensation for the managers, the aged-inventory reduction that I mentioned and our focusing, if you will, drilling down on a store-by-store analysis really seeking improvement.

Bill Gibson - Nollenberger - Analyst

Good. Thank you.

Operator

Barry Vogel with Barry Vogel and Associates.

Barry Vogel - Barry Vogel & Associates - Analyst

Good morning, ladies and gentlemen. A couple of little questions for you, Boyd. The lower warranty expenses in housing — obviously — were helpful in the operating profits for manufacturing. Can you give us that number versus the year before?

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

Yes, I will probably let either Roger or Jim address it but let me just comment on your specific question in advance of that.

Our warranty is obviously a combination of current cash expenditures for warranty and service, as well as any adjustments in the reserve. We have improved, on a real-time basis, in that area significantly but it does take awhile to begin to reflect that experience in what is almost an actuarial calculation to come up with the appropriate warranty reserves.

So we are beginning to see that kind of thing kick in and it was working against us for some period of time and now it has turned around. But I will ask either Jim or Roger, who have got the numbers right in front of them, to address it specifically.

Jim Smith - Fleetwood Enterprises - Controller

Okay. Barry, the actual cost for warranty for housing was just under $10 million for the second quarter. That’s down 38% from a year ago.

There’s really three areas of cost reduction. One is just the volume; we’re down on units but also our cost per unit is down, so there is fewer repairs per unit. Our staffing as far as the service side – we’ve focused on that for the past six quarters and we’ve made significant inroads into that area. We put a new person in charge of it about one year ago and just really have made a lot of traction on the service side.

Then lastly, like Boyd said, on the warranty reserve — and that warranty reserve is really a reflection of all of the above — lower costs per unit, better quality and the lower cost of service.

Barry Vogel - Barry Vogel & Associates - Analyst

What was the effect in the P&L for manufactured housing in the quarter?

Jim Smith

Six million.

Barry Vogel - Barry Vogel & Associates - Analyst

Six million? So if you didn’t have the lower warranty expenses, you would have broken even in the manufacturing sector?

Jim Smith

Well, yes, but that’s 6 million on, I believe, 7% overall lower sales, so they made a lot more traction than just the volume decrease.

Barry Vogel - Barry Vogel & Associates - Analyst

On the same subject, the RV warranty expenses were publicized last week by a major competitor as being a problem for them. At the show in Louisville, I found out for the first time that certain states are mandating hourly labor rates that you guys have to pay to the dealers to take care of warranty, where it used to be only mandated for cars. I was not aware of this. Can you tell us a little bit about that and how it may have affected you, if at all?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

You know, I don’t think we can’t break that out. About half the states have historically required that you pay the dealers’ published labor rate for warranty. I don’t think we’ve tracked that impact; we’ve always had some impact but most of our warranty, as we look at it, is still self-inflicted. We have seen a little bit of growth in warranty on one of our product lines, but motor homes in general I think have been fairly stable as far as warranty costs go. There’s a tremendous focus inside of Fleetwood on costs in general and warranty is one of those areas where we are not going to impair our relationship with our customers because of warranty but we will be continuing to focus on improvement to make sure that we’re giving the customer the best product, which should reduce warranty.

Jim Smith

Yes, our costs per unit in all three businesses on the RV side is down, mostly in the folding trailer area, but overall, our RV costs for the second quarter compared to a year ago was down about 7 percent.

Barry Vogel - Barry Vogel & Associates - Analyst

That’s good. As far as the Corporate and Other line, I noticed there was a positive number there two quarters in a row this year, which generally is unusual. Can you tell me a little bit about that?

Jim Smith

Part of it is we have — in the past — we treated the incentives at Enterprises for the management here as a corporate expense. Then, beginning this year, we’ve been allocating that entire cost out to the plants, so there’s a little bit of a shift there.

But also the other factor that has helped us has been our health benefit reserves. We’ve evaluated them and we were able to reduce the health benefit reserves for the last two quarters. We also got an uplift from the COLI, which is the Company-owned life insurance. This past quarter, we picked up about $600,000 from the COLI.

Barry Vogel - Barry Vogel & Associates - Analyst

Does that mean that particular part of your P&L, Corporate and Other, will probably be a positive number this year? It’s about 2 million in the black for the first half.

Jim Smith

I would project it to be a positive number.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. On the finance side — and I try to keep track of this — where are you on the 9½% preferreds in terms of how long you can go by paying cash or stock? You’ve been paying cash, I believe.

Boyd Plowman

We’ve been paying cash on the 9½s and have the flexibility to pay either cash or stock up through the February 15th payment. At this point, we don’t have any intention of changing — have not made a decision to change our approach to that.

Then for payments after February 15, with regard to the 9½s, we will no longer have the alternative of paying in stock, which we’ve not been availing ourselves of recently in any event, but will have an alternative of deferral as we have on the 6 percent.

Barry Vogel - Barry Vogel & Associates - Analyst

How long of an alternative of deferral do you have at this time?

Boyd Plowman

I believe we can defer up to a total of 20 quarters and I believe we’ve deferred either seven or eight.

Barry Vogel - Barry Vogel & Associates - Analyst

Are you talking about on the 9.5?

Boyd Plowman

.On the six.

Barry Vogel - Barry Vogel & Associates - Analyst

I know the six is....  I’m asking about the deferral on the 9.5.

Boyd Plowman

20 quarters is the maximum.

Barry Vogel - Barry Vogel & Associates - Analyst

From when you start deferring?

Ed Caudill

From when we start deferring, Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

Since you haven’t deferred yet, that clock hasn’t even started to tick.

Boyd Plowman

That’s correct.

Barry Vogel - Barry Vogel & Associates - Analyst

You have how many quarters left on the 6 percent, the deferral?

Boyd Plowman

We’ve either 12 or 13.

Barry Vogel - Barry Vogel & Associates - Analyst

Left?

Boyd Plowman

Yes.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. Now, going back to the travel trailers, I was at the show and I saw some very interesting innovation by Fleetwood. I would say that, as far as being behind the curve, you probably are not — it depends on the product area, but you’ve certainly caught up significantly in the last 12 months. However, I’m a little bit disappointed that, given the gains in revenues and the fact that you’ve been producing the new travel trailers since last January, you’re still not making any money. I know that last year in the third quarter, you had a horrendous $15 million loss in the travel trailer area, and I certainly do not expect that this year.

So the question is, where are you in terms of — not innovation; I know you’re doing fine there — where are you in going at least decently in the black in terms of margin on travel trailers?

Chris Braun - Fleetwood Enterprises - Senior Vice President of RV Group

Barry, even though we introduced a lot of new product at Louisville last year and began production of that product in January, a lot of that product has been introduced over the course of the year, so we’ve had our challenges with learning curves and it has impacted our plant efficiencies. I can assure you we’ve got plans in place and we’re taking aggressive action to address plant efficiencies as well as material cost reductions. Some of that will take effect immediately and some of that you’ll see unfold over the course of the next probably three to six months.

Quite frankly, it will entail looking at the complexity of where we are trying to build a variety of products and get that narrowed down to where we are not throwing as much variety at one single plant and trying to get the complexity of the product more rationalized between our plants.

Jim Smith - Fleetwood Enterprises - Controller

Barry, in addressing Michael Millman’s first question regarding gross profit, I covered a lot of the complexity and margin erosion on that but what I didn’t indicate was we did experience — and this is in the 10-Q — we did experience higher raw material costs this quarter, mostly on the wood products, but it cost us about one percent. Effective with the beginning of December, we had a price increase to cover for that. I know it didn’t help us in October but going forward, we will be covered for that raw material increase. So, that hurt us this quarter compared to the July quarter.

Barry Vogel - Barry Vogel & Associates - Analyst

Now, given the fact that you are all making progress in travel trailers, should we expect flat numbers in the January quarter for travel trailers?

Jim Smith

Yes. Barry, as we indicated, the third quarter is affected by seasonal factors.

Barry Vogel - Barry Vogel & Associates - Analyst

Right, I know that.

Unidentified Speaker

And typically, it’s more challenging to us and the volume that we’re projecting for our third quarter is off from what we’ve seen in the first and second quarters, primarily because of the holidays and the seasonality; there’s just not — we essentially have fewer than 12 weeks of production, compared to 13 weeks in the other two. Because of that, it’s most likely that we won’t show a profit on the travel trailers in the third quarter.

Barry Vogel - Barry Vogel & Associates - Analyst

Thank you very much. I appreciate it.

Operator

John Diffendal with BB&T.

John Diffendal - BB&T Capital Markets - Analyst

Most of my questions have been answered, but I wonder if we can talk a bit more about the show. You mentioned some gains against last year I believe, but can you be more specific in terms of either backlogs or numbers of orders that came out? I remember last year at this time, you actually gave some pretty hard unit numbers.

Ed Caudill

Let me give you some general numbers. They will be within 100 of where they were a year ago. On travel trailers a year ago, we came out of the show with about 2100 orders all in. Going out of the show this year we had 2500 orders and we expect to see some follow-on orders from a couple of large dealers that didn’t come to the show but who want to use the show programs that we had.

On motor homes, last year, we came out of the show all in at 905 motor homes, and that was really a big boost from the prior year; we had 448 at the show in 2001; 2002, we had 905. This year, without all of the orders in, we’re at 994, so we expect to get at least another 100 orders out of the show from dealers that were not there. So we’ve had just an incredible show. On folding trailers, a year ago, we wrote 185 units at the show; this year, we wrote 360.

Chris Braun - Fleetwood Enterprises - Senior Vice President of RV Group

I can just add to that a little bit more on the show. Ed mentioned that the Pace Arrow was a big hit and the Southwind, Discovery and Revolution are still performing well but there was also a high interest in our Class C product, from a rental standpoint. We heard from rental companies that we haven’t in the past. Then also, as Ed mentioned, the Pride and Triumph fifth wheel travel trailers were well received. Also, we introduced a new fifth wheel LSV, or toy hauler, as we referred to earlier, at the show; that was well-received.

Ed Caudill

John, just on a segment basis too, we are extremely pleased with the show because a year ago, we had all this consternation about 2004 versus 2003.

John Diffendal - BB&T Capital Markets - Analyst

Midyear introduction on the travel trailers.

Ed Caudill

Yeah. In the central region, we wrote about 250 orders at last year’s show but this year, we wrote over 800 for the central region, so that was a real positive gain for us.

John Diffendal - BB&T Capital Markets - Analyst

Great. I noticed that, in the supplemental data, that there was a fairly large sequential decline in Company-owned — on the MH side — Company-owned dealer inventory units. Now, the actual dollar amount wasn’t much different; actually, it may have been slightly higher. Can you tell me what was going on there? It fell from 2894 at the end of July to 1758.

Unidentified Speaker

(multiple speakers).

Jim Smith

That’s retail.

John Diffendal - BB&T Capital Markets - Analyst

Inventories.

Jim Smith

I don’t have the July numbers right in front of me. Could you read that again?

John Diffendal - BB&T Capital Markets - Analyst

It went from 2894 in units down to 1758 but the revenue per unit — I mean, it was a huge difference in the revenue per unit, if you will, or just the value of the units. I just wasn’t sure if that wasn’t a glitch in there somewhere or — you even mentioned, during the presentation, there was a big move to clear out some inventory. I was wondering if that might have been effective here.

Jim Smith

I will have to look at that. Not having the number right in front of me, it doesn’t sound right, but we will have to look at that.

John Diffendal - BB&T Capital Markets - Analyst

Okay, it just seemed odd to me. Thanks very much.

Operator

Derek Wenger with Jeffries & Company.

Derek Wenger - Jeffries & Co. - Analyst

Three questions — what would cause you to defer the dividend on the 9.5 in the February timeframe? That’s the first question.

The second question is, if I did my math right, capital expenditures were about 4.9 million – What’s the outlook for fiscal year April ’04?

Lastly, any plans to issue additional common stock?

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

With regard to common stock, we’ve got a variety of thoughts with regard to capitalization structure but it would be premature to talk about any of those at this point.

With regard to the 9.5, we have no real reason to believe right now that we will change any of our policies with regard to dividends or distributions on any of our trust preferred issuances, but the flexibility exists with no plans to alter our current course.

Finally, with CapEx, Jim, do you want to address that?

Jim Smith - Fleetwood Enterprises - Controller

Sure. Our CapEx number for the second quarter was about 5.8, and we would expect, for the balance of the year, to be about $20 million. We have some fairly large projects that are just in the early stages and in fact, I think you’ll see in the Q, we talk about a capital lease of about 8.6 million, and that would be about half of it.

Derek Wenger - Jeffries & Co. - Analyst

That was 5.8 million for the six months?

Jim Smith - Fleetwood Enterprises - Controller

No, for the three months.

Derek Wenger - Jeffries & Co. - Analyst

What was the six-month figure?

Jim Smith

On our cash-flow statement, you know we show it as a net number but if you were to look at it for the six months, I believe it’s closer to about 10 million.

Derek Wenger - Jeffries & Co. - Analyst

Okay. Just a follow-on on that dividend question — what might cause you to reinitiate the dividend on the sixes?

Boyd Plowman

You know, obviously, those are real big-picture questions and without real specific answers at this point in time. Right now, it’s a relatively low cost of capital and we continue to make decisions with regard to our liquidity based on what makes sense, both from the Company’s operational needs as well as the capital markets.

Derek Wenger - Jeffries & Co. - Analyst

But could I assume that, if the common stays roughly in the same range it’s been trading in, that you’ll continue to pay this next dividend in cash?

Boyd Plowman

Well, I think I indicated earlier that, at this point in time, we have no intent on changing our payment policies on any of the issues that are outstanding.

Derek Wenger - Jeffries & Co. - Analyst

Okay, thank you.

Operator

Arieh Coll with Eaton Vance.

Arieh Coll - Eaton Vance - Analyst

Good morning, gentlemen. You guys are winning the prize here for the marathon! Thanks again for being so patient with us.

One of the things you’ve mentioned is you are in the process of trying to reinvigorate changes in the corporate culture at Fleetwood and you have a ranking system quarterly for your employees. Does that rating system at all show maybe a shift in the odometer dial, so to speak, in terms of more of your, on average, employees being ranked higher versus lower numbers, you know, 3, 6 and 12 months ago?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

No, I think, if you looked at a year ago, we probably, on average, have been about the same in ratings. Our compensation system, especially for those managers that impact the business, is fairly heavily rated on their personal performance with some tie to profitability, and the profitability is a straight calculation, so you either make it or you don’t. The other, if you went back and looked at personal performance, it’s really been what you’d expect in a normal distribution; some have improved and some have declined. In general, the Fleetwood employees work very hard and they’re very driven, so I think performance year-over-year is about the same.

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

I will make one further comment. If you go further back in history, you would see a change. It largely had to do with the fact that we were undergoing cost cutting, a lot of layoffs, a lot of rightsizing. Obviously, when you do that, you have the opportunity to keep the cream of the crop and cut marginal performers. So if you went back, say, a couple of years, you might see some improvement in that average rating but it was, I think, largely due to eliminating some marginal performers.

Arieh Coll - Eaton Vance - Analyst

OK. Lastly, on the dealer inventory side, on the RV and in the manufactured housing side, have there been any changes here in the past three months in terms of dealer inventory continuing to decline, being stable or even increasing?

Ed Caudill

It’s different by segment. On the housing side, we’ve seen retailer inventory continue to decline. If you just run a comparison — well, let’s just pick the same period in ‘02 and ‘03 — retail dealers on the housing side had 9,842 homes in inventory and through October of ‘03, they have 8,330 homes. I think that just reflects the overall decline in the availability of financing for new homes. They’ve obviously — if you look at MHI statistics at retailers, they have been picking up more used and repo homes. One of the things that will benefit us over time is some pipe fill as that market dries up. I’ll let Roger speak to that because he just recently had a meeting with some retailers. He can kind of give you their outlook on what’s happening.

Roger Howsmon - Fleetwood Enterprises - Senior Vice President of Housing Group

I’ve had our dealer advisory group together recently to do some forward planning. A positive comment has come back that, in the last six months, dealers — whereas they had found excellent pricing due to the volume of the repossessions available six months ago, that is now drying up and one dealer particularly told me almost double in some instances from what he was traditionally paying; this was down in the Southeast, so we’re confident that that inventory issue is moving in the right direction.

Ed Caudill

Then I’ll go back into RVs. If you start with folding trailers a year ago, dealers had 8700, almost 8800 units of inventory. Today, they have 7800 and that kind of fits the profile of what’s happened with folding trailers; the market’s off significantly, so you would expect dealers to be really doing a lot of restructuring of their inventories and pulling their inventories down. Again, a positive sign, so as that consumer comes back, there should be some pipe-fill.

If you look at motor homes, even though we’ve increased our production significantly, our dealers’ inventories are up just slightly. A year ago in October, dealers ended the quarter at 4218 motor homes; this year, they have 4317, so it shows the velocity of the Fleetwood product.

Trailers are a little different. We had pulled that inventory, as some of you who follow us closely remember, back two or three years ago, dealers had over 20,000 trailers in stock; last year at this time, they had 13,800. We’ve purposely helped drive their inventories down for the new products. This year, they have 14,700, so they’ve picked up about 1000 units. When you estimate that is across 650 retailer locations, that’s really not much of an inventory build, as we’ve tried to really work harder with our dealers to manage their inventories.

Arieh Coll - Eaton Vance - Analyst

Thank you, and best of luck, going forward.

Operator

Eliot Glazer with DuPasquier & Co.

Eliot Glazer - DuPasquier & Co. - Analyst

Yes, I understand at the show, you did very well with your introduction of your triple slide.

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

Right.

Eliot Glazer - DuPasquier & Co. - Analyst

Did you happen to notice a small competitor, REXL, is producing a single body welded frame with a 30-foot super slide. They’ve gotten a lot of good reviews and a number of people have asked me whether Fleetwood plans to emulate that type of welded single-body product.

Ed Caudill

I can tell you we’ve looked at that product. We’ve also seen that product in motor homes. One of the issues we’ve seen with it is just its massive size. Slide-outs in motor homes or in any product are I would say of good quality today but not great quality, and there’s various amounts of issues. Technologically, if they’ve solved those, that’s great. We’ve found that it’s still a pretty significant engineering and manufacturing undertaking to both design that product properly and to make sure it seals properly so that it’s not an issue.

We have designed our new chassis that will take more slide-outs and larger slide-outs but we are not as confident yet technologically that the large single flat-out wall in a motor home is a good thing yet.

Eliot Glazer - DuPasquier & Co. - Analyst

OK. My last question is back to the financing issues. Could you walk us through some of the issues, boring as they might be, as to why a warehouse line of credit is taking so long?

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

Yes, and I guess I will start with the comment that it would’ve taken a lot longer had Warren Buffett not expressed some confidence with his dollars in this industry.

We went through a process where we talked to, obviously, an awful lot of potential warehouse lenders. Honestly, it was a difficult process until the Clayton/Buffett announcement was made. At that point in time, it became very clear which lenders were encouraged by that and which lenders were more difficult to deal with. We’ve come through a process of winnowing down the candidates and narrowing it down to two or three that made the most sense in terms of both strategic fit and economics. So, a significant part of it has been finding the right players and then, more recently, it’s been negotiating the deal and, at this point, documenting the deal.

Eliot Glazer - DuPasquier & Co. - Analyst

So it sounds like, rather than two or three potential lenders trying to get more money out of Fleetwood, you have them competing with each other to give your people the lowest rates.

Boyd Plowman

That’s an oversimplification but it actually has turned out to be something of a competitive process in the end.

Eliot Glazer - DuPasquier & Co. - Analyst

Thank you.

Operator

Chris Cook with Zazove.

Chris Cook - Zazove - Analyst

Real quickly, you mentioned that you are operating at 63% capacity in manufactured housing. What’s the highest capacity utilization rate you guys could see in your operations?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

You know, really, it’s according to how you want to look at that question. Obviously, over the years, we’ve pulled down a lot of manufactured-housing locations, but we have a lot of flexibility with capacity. Theoretically, you could bring any of the housing plants back to 100% capacity. They all work on one shift, so it’s really not an issue to get them on one-shift capacity to 100 percent.

I think what’s beneficial to us is we have eight or nine of our manufacturing locations where we have additional capacity that’s been mothballed, which could be brought back online in a market turn that we could manage with the same management group — for example, our Waco, Texas facilities. The major one there has another manufactured housing plant right adjacent to it on the property and it could be managed with an additional workforce with the same management team.

So, the capacity at the current level, where we have approximately 21 manufactured housing plants in operation, we have a lot of upside flexibility on a single shift to capacity and then we have the ability to bring a lot more capacity back online relatively quickly if there was a strong market turn.

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

Just one further comment about what history would tell us — because of the fact that the business, the housing business and our manufactured-housing business is somewhat regional and, to some degree, even local, what we’ve found in the past is that, with regard to capacity that is in use, not counting these mothballed facilities that Ed described, but plants that are up and operating, and because of regional differences in demand, it’s usually been difficult to push up beyond 85 or 90% of theoretical nationwide capacity because there was usually some regional weakness in the market here or there. So, it’s pretty difficult to get it all the way to 100 percent.

Chris Cook - Zazove - Analyst

Right. Secondly, I would assume, with gross margins in the low 20% range, incremental EBITDA margins in manufactured housing on incremental sales would be somewhere in the very high teens, maybe 20%?

Boyd Plowman

Certainly in the mid to high teens.

Operator

Eddie Sharpe with Sharpe Associates.

Eddie Sharpe - Sharpe Associates - Analyst

Yes, you indicated that you had very strong sales in diesel units. Could you give us those numbers for the quarter just ended?

Jim Smith - Fleetwood Enterprises - Controller

Yes, I think I have that information handy. I think you’re looking for the diesel sales. For the second quarter, we had 945 diesel shipments, compared to the second quarter of last year of 873. That’s an 8% increase.

Eddie Sharpe - Sharpe Associates - Analyst

Okay, thank you. Is most of the profits, operating income of 16.5 million — is it from the motor division?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

Yes, yes. The trailer business was about breakeven last quarter and we’ve made, I thought, an excellent profit for the market but, you know, just a little over $1 million in folding trailers.

Eddie Sharpe - Sharpe Associates - Analyst

Okay, thank you. Is there any discounting among your different product lines, either because of new competitive threats, either in the diesels or the fifth wheels?

Ed Caudill

No, not really. What we find is some incentive for dealers to stock but maybe pull the units up or something like that, but we really haven’t seen much competitive pressure from a discounting standpoint like you see in other industries.

Eddie Sharpe - Sharpe Associates - Analyst

Okay, thank you.

Operator

Barbara Allen from Natexis Bleichroeder.

Barbara Allen - Natexis Bleichroeder - Analyst

I wondered if you could tell me in what states or cities or regions you’re seeing U.S. Bancorp doing these chattel loans.

Boyd Plowman - Fleetwood Enterprises - Chief Financial Officer

Barbara, I’m kind of one step away from the immediate discussions that have been taking place but they are looking at a pretty broad base and basically, a national roll-out. I’m not sure that the national roll-out included every single region but I don’t think they are geographically specific at this point.

Barbara Allen - Natexis Bleichroeder - Analyst

What I was getting at is I’m wondering — you are getting feedback from your retailing managers that these loans are actually being done.

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

Yes, they are.

Barbara Allen - Natexis Bleichroeder - Analyst

I was just wondering if it was in any one area or if you are actually seeing it from a variety of regions.

Boyd Plowman

It is a variety of regions.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay. The 2.6 million gain on a sale of a piece of property last year, Boyd, was that pretax or after-tax?

Boyd Plowman

That was pretax.

Barbara Allen - Natexis Bleichroeder - Analyst

So we’re talking 4.5 cents after-tax impact?

Boyd Plowman

Yes, that’s just about right.

Barbara Allen - Natexis Bleichroeder - Analyst

Lastly, on the backlogs that you provided in the supplemental operational data for the quarter — would it be possible to have the comparisons to a year ago, say, in units?

Ed Caudill

You want RVs, Barbara, or do you want —?

Barbara Allen - Natexis Bleichroeder - Analyst

Well, the manufacturing part of the Housing Group was 891 as of the end of this quarter?

Jim Smith

Last year at the end of October, we had orders of 2079.

Barbara Allen - Natexis Bleichroeder - Analyst

In manufacturing?

Jim Smith

In manufactured housing.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay, are these in floors? That’s what I’m — I want to make sure — (Multiple Speakers).

Jim Smith

It’s in units, so I’m going to convert it.

Barbara Allen - Natexis Bleichroeder - Analyst

In RV, the motor homes were 1649 at end of this quarter. That compares to what?

Chris Braun

933 from a year prior.

Barbara Allen - Natexis Bleichroeder - Analyst

Travel trailers are 1553 versus —?

Chris Braun

2627.

Barbara Allen - Natexis Bleichroeder - Analyst

Folding trailers, 3131 versus —?

Chris Braun

3628.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay, so the only one is the manufacturing group of housing?

Boyd Plowman

Yes. We will have that for you momentarily.

Jim Smith

It’s 1155.

Barbara Allen - Natexis Bleichroeder - Analyst

My last question, Ed, is could you give us a little more color on the advantages to Fleetwood of these alliances with Goodyear and Bombardier and the other one, the drug? Are you paying anything for this? Are you going to have exclusive use of these special RV Goodyear tires? Exactly how does that help you and what kind of costs are involved?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

There’s been a lot of things tied in — without getting into the whole thing, let me start with the Goodyear tires. One, the exclusivity brought with it some level of savings. It also brought the first market advantage. Goodyear has not given us an exclusive, nor if I had a large tire plant would I give an exclusive on that tire, but because we got first-position advantage, we’re getting the tires first and they are superior both in ride and fuel economy.

On the relationship, without getting into the financial details, Barbara, with Bombardier, it really opened up a lot of flexibility for us in winter stocking of trailers and it also opened up some flooring lines, even on motor homes, with some of our dealers, and has been very positively received at a time when the market is getting very strong and dealers need a little bit more floorplan capacity. So, Bombardier has really done a lot of things for us, as well as given us a little more room on manufactured housing flexibility with FRC.

Then on the Prilosec thing, no, we didn’t pay anything for that; we provided the use of a couple of motor coaches for a temporary period of time. Procter & Gamble’s picked up all of the cost there and it’s been tremendous for us. If you watch the commercials on national television, the last shot you see is Fleetwood RV pulling out of the screen, and so we got a tremendous advertising campaign with contributing the temporary use of the motor home. Obviously, I don’t think we will sell it purple, so it probably will be repainted once we get it back.

But anyway, no, that’s been very powerful for us. It’s gotten us a lot of brand-image recognition for almost no cost.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay, but there are, obviously, some costs involved with the Goodyear and the Bombardier thing?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

No, there really is no cost to Fleetwood. There is some significant savings.

Barbara Allen - Natexis Bleichroeder - Analyst

Thanks very much.

Operator

We have reached the end of the allotted time for questions and answers. Are there any closing remarks?

Ed Caudill - Fleetwood Enterprises - President, Chief Executive Officer

No. I just would like to thank everybody for joining us today. I hope all of you have a wonderful holiday season and we look forward to speaking to you again next quarter. Thank you.

DISCLAIMER

CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2003, CCBN, Inc. All Rights Reserved.